Exhibit 10.2
ELASTIC N.V.
AMENDED AND RESTATED 2012 STOCK OPTION PLAN
PERFORMANCE UNIT AGREEMENT
NOTICE OF PERFORMANCE UNIT GRANT
Unless otherwise defined herein, the terms defined in the Elastic N.V. Amended and Restated 2012 Stock Option Plan (the “Plan”) will have the same defined meanings in this Performance Unit Agreement, which includes the Notice of Performance Unit Grant (the “Notice of Grant”), the Performance Goals attached hereto as Schedule I, the Terms and Conditions of Performance Unit Grant, attached hereto as Exhibit A, including any additional terms and conditions for Participant’s country set forth in the country addendum thereto (the “Country Addendum”), and all other exhibits and appendices attached hereto (all together, the “Award Agreement”).
Participant:
Address:    «Address»
The undersigned Participant has been granted the right to receive an Award of Performance Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:
Grant Number:
Date of Grant:

Number of Performance Units:
Vesting Schedule:
Subject to any acceleration provisions contained in the Plan, the Performance Units will vest in accordance with the following schedule:
1.Performance Units shall become eligible to vest (and shall be “Eligible Performance Units”) based on the level of the Company’s achievement against the applicable performance goals set forth on Schedule I (the “Performance Goals”) for the Company’s fiscal year _____ (such period, the “Performance Period,” and the last day of the Performance Period, the “Measurement Date”). As soon as practicable following the Measurement Date, the Administrator shall, in its sole discretion, make a written determination of the extent which the Company’s performance against the Performance Goals has been satisfied (the “Level of Attainment”). The date of such determination is the “Determination Date.”
2.Based on the Level of Attainment, the number of Eligible Performance Units shall be determined as indicated on Schedule I. The Administrator retains the discretion to adjust its determination of the number of Eligible Performance Units up or down from the actual Level of Attainment. Such determination shall be final, conclusive, and binding.
3.[Insert vesting schedule].
4.In the event of a Change in Control prior to the Measurement Date, the Performance Units shall convert to time-based vesting, based on the Number of Performance Units as indicated in the Notice of Grant, unless actual performance measured as of the date of the closing of the Change in Control can be determined and results in a higher number of Eligible Performance Units. In that event, the number of Eligible Performance Units shall be the number of Performance Units determined based on actual performance. Following conversion, Eligible Performance Units shall [Insert vesting schedule].
5.If the application of a vesting percentage would cause only part of an Eligible Performance Unit to vest, such Eligible Performance Unit shall not vest until the next regular vesting date.
6.In the event Participant’s Continuous Service Status ceases for any or no reason, before Participant vests in the Performance Units, the Performance Units and Participant’s right to acquire any Shares hereunder will immediately terminate.

For purposes of the Performance Units, Participant’s Continuous Service Status will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Affiliate, Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, Participant’s right to vest in the Performance Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time). Actively providing services during only a portion of the vesting period prior to a vesting date shall not entitle Participant to vest in a pro-rata portion of the unvested Performance Units that would have vested as of such vesting date, nor will it entitle Participant to any compensation for the lost vesting. The Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Performance Units grant (including whether Participant may still be considered to be providing services while on a leave of absence).
By Participant’s signature and the signature of the representative of Elastic N.V. (the “Company”) below, Participant and the Company agree that this Award of Performance Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Performance Goals attached hereto as Schedule I, the Terms and Conditions of Performance Unit Grant and the Country Addendum, attached hereto as Exhibit A, all of which are made a part of this document. Participant acknowledges receipt of a copy of the Plan. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement, and fully understands all provisions of the Plan and this Award Agreement. Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

By accepting this Award Agreement, Participant expressly consents to the sale of Shares to cover the Tax Withholding Obligations (as defined in the Terms and Conditions of Performance Unit Grant) arising from the Performance Units and any associated broker or other fees and agrees and acknowledges that, subject to Applicable Laws, Participant may not satisfy them by any means other than such sale of Shares, unless required to do so by the Administrator or pursuant to the Administrator’s express written consent.
If this Award Agreement is not executed by Participant prior to the date that any Performance Units subject to this Award Agreement become vested, the Company will deem Participant to have accepted all of the terms and conditions of the Plan and this Award Agreement as of such vesting date.

PARTICIPANT:        ELASTIC N.V.

Signature        Signature

Print Name        Print Name

Address:        Title

SCHEDULE I

Metric	Weight

Total

Performance Goals

[Performance Goal]

Attainment vs. Plan	[Performance Goal] (in $M)	Payout Percent
Below Threshold:
Threshold:
Target:
Maximum:
If achievement on [Performance Goal] is greater than the "Threshold" level and is between two points set forth above, then the Payout Percent with respect to [Performance Goal] shall be determined by linear interpolation.
[Performance Goal]

[Performance Goal]%	Payout Percent

If achievement on [Performance Goal] is greater than the “Threshold” level and is between two points set forth above, then the Payout Percent with respect to [Performance Goal] shall be determined by linear interpolation. The number of Eligible Performance Units will be determined as the weighted average Payout Percent across both metrics, rounded to the nearest whole percentage and multiplied by the Number of Performance Units indicated in the Notice of Grant. The product shall be rounded down to the nearest whole number of Performance Units.

EXHIBIT A
TERMS AND CONDITIONS OF PERFORMANCE UNIT GRANT
1.Grant of Performance Units. The Company hereby grants to the individual (the “Participant”) named in the Notice of Performance Unit Grant that forms part of this Award Agreement (the “Notice of Grant”) under the Plan an Award of Performance Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 17 of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail.
2.Company’s Obligation to Pay. Each Performance Unit represents the right to receive a Share on the date it vests. Unless and until the Performance Units will have vested in the manner set forth in Section 3 or 4, Participant will have no right to payment of any such Performance Units. Prior to actual payment of any vested Performance Units, such Performance Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Performance Units awarded by this Award Agreement will vest in accordance with the vesting schedule set forth in the Notice of Grant, subject to Participant remaining in Continuous Service Status through each applicable vesting date, with Continuous Service Status determined as described in the Notice of Grant.
4.Payment after Vesting.
(a)General Rule. Subject to Section 8, any Performance Units that vest will be paid to Participant (or in the event of Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares. Subject to the provisions of Section 4(b), such vested Performance Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Performance Units payable under this Award Agreement.
(b)Acceleration.
(i)Discretionary Acceleration. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Performance Units at any time, subject to the terms of the Plan. If so accelerated, such Performance Units will be considered as having vested as of the date specified by the Administrator. If Participant is subject to taxation in the U.S., the payment of Shares vesting pursuant to this Section 4(b) shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to such sentence.
(ii)Notwithstanding anything in the Plan or this Award Agreement or any other agreement (whether entered into before, on or after the Date of Grant), if the vesting of the balance, or some lesser portion of the balance, of the Performance Units is accelerated in connection with the termination of Participant’s Continuous Service Status (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to Participant’s death, and if (x) Participant is subject to taxation in the U.S. and a “specified employee” within the meaning of Section 409A at the time of such termination of

Continuous Service Status and (y) the payment of such accelerated Performance Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following the termination of Participant’s Continuous Service Status, then the payment of such accelerated Performance Units will not be made until the date six (6) months and one (1) day following the date of termination of Participant’s Continuous Service Status, unless Participant dies following the termination of his or her Continuous Service Status, in which case, the Performance Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death.
(c)Section 409A. It is the intent of this Award Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Performance Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). However, in no event will the Company reimburse Participant, or be otherwise responsible for, any taxes or costs that may be imposed on Participant as a result of Section 409A. For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
5.Forfeiture Upon Termination of Continuous Service Status. Notwithstanding any contrary provision of this Award Agreement, if Participant’s Continuous Service Status ceases for any or no reason, the then-unvested Performance Units awarded by this Award Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder. The date that Continuous Service Status terminates will be determined as described in the Notice of Grant.
6.Tax Consequences. Participant has reviewed with his or her own tax advisors the U.S. and non-U.S. federal, state, and local tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.
7.Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, provided the beneficiary designation is valid under Applicable Laws and permitted by the Company for Participant’s jurisdiction, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
8.Tax Obligations
(a)Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, the Affiliate, Parent or Subsidiary to which Participant is providing services (the “Service Recipient”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Performance Units, including, without limitation, (i) all U.S. and non-U.S. federal, state, and local taxes (including Participant’s U.S. Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the Service Recipient or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (ii) Participant’s and, to the extent required by the Company (or Service Recipient), the Company’s (or Service Recipient’s) fringe benefit tax liability, if any, associated with the grant, vesting, or settlement of the Performance Units or sale of Shares, and (iii) any other Company (or Service Recipient) taxes the responsibility for which Participant has, or has agreed to bear, with respect to the Performance Units (or settlement thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. Participant further acknowledges that the Company and/or the Service Recipient (A) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Performance Units, including, but not limited to, the grant, vesting or settlement of the Performance Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions, and (B) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Units to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction, Participant acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.
(b)Tax Withholding and Default Sell-to-Cover Method of Tax Withholding. When Shares are issued as payment for vested Performance Units, Participant generally will recognize immediate U.S. taxable income if Participant is subject to taxation in the U.S. If Participant is subject to taxation in any other jurisdiction, Participant will be subject to applicable taxes, if any, in such jurisdiction at the time of the taxable event, as determined under local law. Subject to Section 8(c) and Applicable Laws, the amount of Tax Obligations which the Company determines must be withheld with respect to this Award (“Tax Withholding Obligation”) will be satisfied by Shares being sold on Participant’s behalf at the prevailing market price pursuant to such procedures as the Administrator may specify from time to time, including through a broker-assisted arrangement (it being understood that the Shares to be sold must have vested pursuant to the terms of this Award Agreement and the Plan) (the “Sell-to-Cover Method”). The proceeds from the Sell-to-Cover Method will be used to satisfy Participant’s Tax Withholding Obligation arising with respect to this Award. In addition to Shares sold to satisfy the Tax Withholding Obligation, additional Shares will be sold to satisfy any associated broker or other fees. Only whole Shares will be sold through the Sell-to-Cover Method to satisfy any Tax Withholding Obligation and any associated broker or other fees. Any proceeds from the sale of Shares in excess of the Tax Withholding Obligation and any associated broker or other fees generated through the Sell-to-Cover Method will be paid to Participant in accordance with procedures the Company may specify from time to time. By accepting this Award, Participant expressly consents to the sale of Shares to cover the Tax Withholding Obligations (and any associated broker or other fees) through the Sell-to-Cover Method and agrees and acknowledges that, subject to Applicable Laws, Participant may not satisfy them by any means other than such sale of Shares, unless required to do so by the Administrator or pursuant to the Administrator’s express written consent.
(c)Administrator Discretion. Notwithstanding the foregoing Sections 8(a) and 8(b), if the Administrator determines it is in the best interests of the Company for Participant to satisfy Participant’s Tax Withholding Obligation by a method other than through the default Sell-to-Cover Method described in Section 8(b), it may permit or require Participant to satisfy Participant’s Tax Withholding Obligation, in whole or in part (without limitation), if permissible by Applicable Laws, by (i) paying cash, (ii) withholding the amount of such Tax Withholding Obligation from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Service Recipient, (iii) if Participant is a U.S. employee, delivering to the Company Shares that Participant owns and that have vested with a fair market value equal to the amount required to be withheld (or such other amount, up to the maximum withholding rate in Participant’s country, determined by the Administrator and provided such other amount would not result in adverse financial accounting consequences to the Company as determined by the Administrator), (iv) by having the Company withhold otherwise deliverable Shares having a fair market value equal to the amount required to be withheld (or such other amount, up to the maximum withholding rate in Participant’s country, determined by the Administrator and provided such other amount would not result in adverse financial accounting consequences to the Company as determined by the Administrator), and, unless the Administrator provides otherwise, this will be the default method for satisfying Participant’s Tax Withholding Obligations if Participant has not executed this Award Agreement or otherwise failed to take actions necessary to facilitate the Sell-to-Cover Method prior to the date that any Performance Units under this Award Agreement become vested, or (v) such other means as the Administrator deems appropriate.
(d)Company’s Obligation to Deliver Shares. For clarification purposes, in no event will the Company issue Participant any Shares unless and until arrangements satisfactory to the Administrator have been made for the payment of Participant’s Tax Withholding Obligation. If Participant fails to make satisfactory arrangements for the payment of such Tax Withholding Obligations hereunder at the time any applicable Performance Units otherwise are scheduled to vest pursuant to Sections 3 or 4 or Participant’s Tax Withholding Obligations otherwise become due, Participant will permanently forfeit such Performance Units to which Participant’s Tax Withholding Obligation relates and any right to receive Shares thereunder and such Performance Units will be returned to the Company at no cost to the Company. Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares if such Tax Obligations are not delivered at the time they are due.
9.Rights as Shareholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until such Shares (which are in book entry form) will have been issued and delivered to Participant (including through electronic delivery to a brokerage account). Such issuance will occur by the execution of a deed of issuance to which the Company and Participant are each party, unless the Shares will be delivered into a brokerage account in the name of Participant, in which case the issuance will take place by a deed of issuance with due observance of the relevant requirements that may apply from time to time. After such issuance and delivery, Participant will have all the rights of a shareholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
10.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE PERFORMANCE UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY REMAINING IN CONTINUOUS SERVICE STATUS, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW IS AT THE WILL OF THE COMPANY (OR THE SERVICE RECIPIENT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS PERFORMANCE UNIT AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE OR CONSULTANT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE SERVICE RECIPIENT) TO TERMINATE PARTICIPANT’S CONTINUOUS SERVICE STATUS, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.

11.Grant is Not Transferable. Except to the limited extent provided in Section 7, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
12.Nature of Grant. In accepting the grant, Participant acknowledges, understands, and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Performance Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of Performance Units, even if Performance Units have been granted in the past;
(c)all decisions with respect to future Performance Units or other grants, if any, will be at the sole discretion of the Company;
(d)the grant of the Performance Units and Participant’s participation in the Plan shall not create a right to employment, other service relationship, or be interpreted as forming or amending an employment or service contract with the Company, the Service Recipient or any other Affiliate, Parent or Subsidiary, and shall not interfere with the ability of the Company, the Service Recipient or any other Affiliate, Parent or Subsidiary, as applicable, to terminate Participant’s employment or other service relationship, if any;
(e)Participant is voluntarily participating in the Plan;
(f)the Performance Units and the Shares subject to the Performance Units, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)the Performance Units and the Shares subject to the Performance Units, and the income from and value of same, are not part of normal or expected compensation for any purpose, including without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, leave-related payments, holiday pay, holiday top-up, pension or retirement or welfare benefits or similar mandatory payments;
(h)unless otherwise agreed in writing with the Company, the Performance Units and the Shares subject to the Performance Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of an Affiliate, Parent or Subsidiary;
(i)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Units or any underlying Shares resulting from (i) the application of any compensation recovery or clawback policy adopted by the Company or required by law, or (ii) the termination of Participant’s Continuous Service Status (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment or service agreement, if any);

(k)unless otherwise provided in the Plan or by the Company in its discretion, the Performance Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Performance Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(l)neither the Company nor the Service Recipient or any other Affiliate, Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Performance Units or of any amounts due to Participant pursuant to the settlement of the Performance Units or the subsequent sale of any Shares acquired upon settlement.
13.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
14.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Performance Unit grant materials by and among, as applicable, the Service Recipient, the Company and any other Affiliate, Parent or Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company and the Service Recipient may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance number (to the extent permitted under Applicable Laws), passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all Performance Units or any other entitlement to Shares or equivalent benefits awarded, canceled, purchased, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
Participant understands that Data will be transferred to such stock plan service provider(s) as may be selected by the Company (currently Morgan Stanley Smith Barney LLC, the brokerage firm engaged by the Company to hold participants’ Shares and other amounts acquired under the Plan, and its affiliated companies (collectively, “the Designated Broker”)) to assist with the implementation, administration, and management of the Plan. The recipients of Data may be located in the United States or elsewhere, and each recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Depending on where Participant is based, such rights may include the right to request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. Participant authorizes the Company, any stock plan service provider selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom Participant may elect to deposit any Shares received upon vesting of the Performance Units. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant may have a number of rights under data privacy laws in Participant’s jurisdiction. Depending on where Participant is based, such rights may include the right to, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment or service with the Service Recipient will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Performance Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant may contact his or her local human resources representative.
Finally, Participant understands that the Company may rely on a different basis for the processing or transfer of Data in the future and/or request that Participant provide another data privacy consent. If applicable, Participant agrees that upon request of the Company or the Service Recipient, Participant will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Company and/or the Service Recipient may deem necessary to obtain from Participant for the purpose of administering Participant’s participation in the Plan in compliance with the data privacy laws in Participant’s country, either now or in the future. Participant understands and agrees that he or she will not be able to participate in the Plan if he or she fails to provide any such consent or agreement requested by the Company and/or the Service Recipient.
15.Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Elastic N.V., 88 Kearny St. Floor 19, San Francisco, California 94108 or at such other address as the Company may hereafter designate in writing.
16.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Units awarded under the Plan or future Performance Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or a third party designated by the Company.
17.No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
18.Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may only be assigned with the prior written consent of the Company.
19.Additional Conditions to Issuance of Shares. If at any time the Company determines, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any U.S. or non-U.S. state, federal or local law, including exchange control, tax or other Applicable Laws or related regulations, or under the rulings or regulations of the United States Securities and Exchange Commission or any other U.S. or non-U.S. governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other U.S. or non-U.S. governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval has been completed, effected or obtained free of any conditions not acceptable to the Company. Notwithstanding the foregoing, Participant understands that the Company is under no obligation to register, qualify or otherwise obtain clearance, consent or other approvals from any governmental authority or any stock exchange. Subject to the terms of the Award Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of vesting of the Performance Units as the Administrator may establish from time to time for reasons of administrative convenience.
20.Language. Participant acknowledges and represents that he or she is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English, as to allow Participant to understand the terms of this Award Agreement and any other documents related to the Plan. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
21.Interpretation. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Award Agreement.
22.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
23.Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Performance Units under the Plan, and has received, read, and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
24.Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Performance Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Further, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Award of Performance Units.

25.Governing Law; Venue; Severability. This Award Agreement and the Performance Units are governed by the internal substantive laws, but not the choice of law rules, of Delaware; provided, however, that the corporate law aspects of issuance shall be governed by the laws of the Netherlands. For purposes of litigating any dispute that arises under these Performance Units or this Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the United States federal courts for the Northern District of California, and no other courts, where this Award Agreement is made and/or to be performed. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Award Agreement shall continue in full force and effect.
26.Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement (including the appendices and exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and, subject to Section 24 hereof, may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant.
27.Country Addendum. Notwithstanding any provisions in this Award Agreement, the Performance Unit grant shall be subject to any special terms and conditions set forth in an appendix to this Award Agreement for any country whose laws are applicable to Participant and this Award of Performance Units (as determined by the Administrator in its sole discretion) (the “Country Addendum”). Moreover, if Participant relocates to one of the countries included in the Country Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum constitutes part of this Award Agreement.
28.Insider Trading/Market Abuse Laws. Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and, if different, Participant’s country, Participant’s broker’s country and/or the country in which Shares may be listed, if applicable, which may affect Participant’s ability to accept or otherwise acquire, or sell, attempt to sell or otherwise dispose of, Shares or rights to Shares (e.g., Performance Units) under the Plan or rights linked to the value of Shares (e.g., phantom awards, futures) during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction) or the trade in Shares or the trade in rights to Shares under the Plan. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing inside information. Furthermore, Participant could be prohibited from (1) disclosing the inside information to any third party and (2) “tipping” third parties or otherwise causing them to buy or sell Company securities; “third parties” includes fellow employees or service providers. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable company insider trading policy. It is Participant’s responsibility to comply with any applicable restrictions and Participant should speak to a personal advisor on this matter.
29.Foreign Asset/Account Reporting Requirements And Exchange Controls. Certain foreign asset and/or foreign account reporting requirements and exchange controls may affect Participant’s ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on or sales proceeds arising from the sale of Shares acquired under the plan) in a brokerage or bank account outside Participant’s country of residence. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in Participant’s country and/or to repatriate sale proceeds or other funds received as a result of participation in the Plan to Participant’s country through a designated bank or broker within a certain time after receipt. It is Participant’s responsibility to be aware of and comply with such regulations, and Participant should consult a personal legal advisor for any details.

ELASTIC N.V.
AMENDED AND RESTATED 2012 STOCK OPTION PLAN
PERFORMANCE UNIT AGREEMENT
COUNTRY ADDENDUM

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan, the Notice of Performance Unit Grant or the Terms and Conditions of Performance Unit Grant, as applicable.
Terms and Conditions
This Country Addendum includes additional terms and conditions that govern the Award of Performance Units granted to Participant under the Plan if Participant resides and/or works in one of the countries listed below. If Participant is a citizen or resident of a jurisdiction (or is considered as such for local law purposes) other than the one(s) in which he or she is currently residing and/or working or if Participant relocates to another jurisdiction after receiving the Award of Performance Units, the Company will, in its sole discretion, determine the extent to which the terms and conditions contained herein will be applicable to Participant.
Notifications
This Country Addendum also includes notifications relating to exchange control and certain other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries listed in this Country Addendum, as of ______. Such laws are often complex and change frequently. As a result, Participant should not rely on the notifications in this Country Addendum as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time Participant vests in the Performance Units and acquires Shares, or when Participant subsequently sell Shares acquired under the Plan.
In addition, the notifications herein are general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s jurisdiction may apply to Participant’s situation.
Finally, if Participant is a citizen or resident of a jurisdiction other than the one(s) in which Participant is currently residing and/or working or if Participant moves to another jurisdiction after receiving the Award of Performance Units, the information contained herein may not be applicable to Participant in the same manner.

EUROPEAN UNION (“EU”)/EUROPEAN ECONOMIC AREA (“EEA”) COUNTRIES, SWITZERLAND AND THE UNITED KINGDOM (TOGETHER, “EEA+”)
Terms and Conditions
Data Privacy. This provision replaces Section 14 of the Terms and Conditions of Performance Unit Grant:
(a)Controller. The Company is the controller responsible for processing Participant’s Data (as defined below) in connection with this Award Agreement.
(b)Purposes and Legal Bases of Processing. The Company processes Data (as defined below) for the purpose of performing its contractual obligations under this Award Agreement, granting Performance Units, implementing, administering and managing Participant’s participation in the Plan and facilitating compliance with Applicable Laws. The legal basis for the processing of Data (as defined below) by the Company and the third-party service providers described below is (i) the necessity of the data processing for the Company to perform its contractual obligations under this Award Agreement with Participant, (ii) the necessity for compliance with legal obligations to which the Company is subject, and (iii) the Company’s legitimate business interest of managing the Plan and generally administering the Award.
(c)Data Collection and Usage. The Company and the Service Recipient will collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, tax and social insurance, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all awards or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”).
(d)Stock Plan Administration Service Providers. The Company transfers Data to such independent stock plan service provider(s) based in the United States as may be selected by the Company (currently Morgan Stanley Smith Barney, LLC, the brokerage firm engaged by the Company to hold participants’ Shares and other amounts acquired under the Plan, and its affiliated companies (collectively, “the Designated Broker”)), which assists the Company with the implementation, administration and management of the Plan. Participant acknowledges and understands that the Designated Broker will open an account for Participant to receive and trade Shares acquired under the Plan and that Participant will be asked to agree on separate terms and data processing practices with the Designated Broker, with such agreement being a condition to the ability to participate in the Plan.
(e)International Data Transfers. The Company is based in the Netherlands and the United States. The Designated Broker is based in the United States. Participant’s country or jurisdiction may have different data privacy laws and protections than the Netherlands and/or the United States. The Company has implemented appropriate safeguards for protecting Data that it receives in the United States through its adherence to EU Standard Contractual Clauses entered into between the Company and any Affiliate, Parent or Subsidiary within the EEA+. Participant may request a copy of the EU Standard Contractual Clauses by contacting privacy@elastic.co. No appropriate safeguards have been implemented with respect to the onward transfer by the Company to the Designated Broker. Instead, the onward transfer is solely based on the necessity of the onward transfer for the performance of the Company’s contractual obligations under this Award Agreement. Participant understands that this might result in certain risks to his or her Data such as the lack of protection by substantive data processing principles, the lack of supervision by data protection authorities, or the lack of enforceable rights regarding the processing of Participant’s Data. The current data privacy policy in place by the Designated Broker can be obtained via https://www.morganstanley.com/disclaimers/us-privacy-policy-and-notice. In addition, Participant may request further information, especially on the safeguards implemented for the onward transfer to the Designated Broker, by contacting cpo@etrade.com.
(f)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and securities laws. This means Data may be retained until after termination of Participant’s Continuous Service Status.
(g)Data Subject Rights. Participant may have a number of rights under data privacy laws in Participant’s jurisdiction. Such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) object to the processing of Data for legitimate interests on grounds relating to Participants’ particular situation, (vi) portability of Data, (vii) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (viii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant can contact his or her local human resources representative.
(h)Contractual Requirement. Participant’s provision of Data and its processing and transfer as described above is a contractual requirement and a condition to Participant’s ability to participate in the Plan. Participant understands that, as a consequence of Participant’s refusing to provide Data, the Company may not be able to allow Participant to participate in the Plan, grant Performance Units to Grantee or administer or maintain such Performance Units. However, Participant’s participation in the Plan and his or her acceptance of this Award Agreement are purely voluntary. While Participant will not receive Performance Units or other Awards if he or she decides against participating in the Plan or providing Data as described above, Participant’s career and salary will not be affected in any way. For more information on the consequences of the refusal to provide Data, Participant may contact privacy@elastic.co.